Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	6:30 a.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Six Month Results
Richmond, VA November 12, 2019/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income for the first half of fiscal year 2020, which ended on September 30, 2019, of $30.1 million, or $1.19 per diluted share, compared with $44.6 million, or $1.76 per diluted share, for the same period of the prior fiscal year. Included in the results for both periods were certain non-recurring income tax items, detailed in Other Items below, which reduced diluted earnings per share by $0.11 and increased diluted earnings per share by $0.30 for the six months ended September 30, 2019 and September 30, 2018, respectively. Excluding those non-recurring items, net income and diluted earnings per share declined by $3.9 million and $0.16, respectively, for the first half of fiscal year 2020 compared to the first half of fiscal year 2019. Operating income of $50.7 million for the six months ended September 30, 2019, decreased by $12.0 million, compared to operating income of $62.7 million for the six months ended September 30, 2018.

For the second fiscal quarter ended September 30, 2019, net income was $28.1 million, or $1.11 per diluted share, compared with net income of $31.4 million, or $1.24 per diluted share, for the prior year’s second fiscal quarter. Operating income for the second quarter of fiscal year 2020 decreased to $43.2 million compared with $54.4 million for the three months ended September 30, 2018. Segment operating income was $53.1 million for the first half of fiscal year 2020, a decrease of $9.6 million, and for the quarter ended September 30, 2019, was $45.5 million, a decrease of $8.2 million, both compared to the same periods last fiscal year. Results reflected earnings declines in the North America and Other Regions segments, partially offset by earnings improvements in the Other Tobacco Operations segment for the six months and quarter ended September 30, 2019, both compared to the same periods in the prior fiscal year. Consolidated revenues decreased by $146.5 million to $772.8 million for the first half of fiscal year 2020, and by $63.7 million to

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Universal Corporation

$475.9 million for the three months ended September 30, 2019, compared to the same periods in fiscal year 2019, on lower sales volumes and prices.

Mr. Freeman stated, “Large carryover crop sales, particularly in North America and Africa, benefited our results in fiscal year 2019, while in fiscal year 2020, reduced sales prices, softer demand, and larger flue-cured crops have put pressure on margins. All of these factors have created difficult comparisons for the first half of the current fiscal year to the same period last year. Looking forward, in this year like in prior fiscal years, our volumes and results will be heavily weighted to the second half of the fiscal year. During this fiscal year, we have also been actively positioning our Company for future success with investment projects in our tobacco business and engaging with targets in our investment pipeline in adjacent industries.

“As the leading global leaf tobacco supplier and in line with our capital allocation strategy, we continue to make disciplined investments in our leaf tobacco business where we see opportunities to grow and strengthen that business. We have recently agreed in principle with one of our major customers to provide additional sustainable tobacco supply and value-added services in the Philippines. This arrangement will provide further supply chain efficiencies, help sustain and expand our farmer base, and support our customer’s long-term supply needs.

“We also continue, in a disciplined and deliberate manner, to actively engage with potential targets in our pipeline for growth opportunities outside of leaf tobacco in adjacent industries and markets that we believe will utilize our assets and capabilities and deliver value to our shareholders. We consider adjacencies to be industries and markets where we can leverage our strengths such as country knowledge, agricultural expertise, and complex grower management and logistic network management. As we look to adjacent industries and explore growth opportunities within tobacco, we are dedicated to remaining the leading global leaf tobacco supplier and building on our strong history.

“At the same time that we have been making investments in our leaf tobacco business and progress on our investment pipeline in adjacent industries, we have also returned value to our shareholders through dividends and share repurchases. In the first half of fiscal year 2020, we returned just over $50 million to our shareholders through dividends and share repurchases. As we enter the second half of our fiscal year, we are excited about our opportunities for new growth investments and remain focused on delivering long-term value to our shareholders.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment decreased by $14.8 million to $28.7 million for the six months and by $13.0 million to $32.5 million for the quarter ended September 30, 2019, compared with the same periods for fiscal year 2019. In both periods, volumes decreased in Africa, mainly from lower carryover crop sales and delayed shipments. In Brazil, sales volumes were up in the six months ended September 30, 2019, on higher carryover sales, and up in both the six months and quarter ended September 30, 2019, on earlier current crop shipments, compared to the same periods in the prior fiscal year. In both periods, the product mix was less favorable in Brazil compared to the prior fiscal year. Results for Asia improved for the quarter and six months ended September 30, 2019, on higher trading volumes, largely from China. Selling, general, and administrative costs for the segment were lower for the six months ended September 30, 2019, largely on favorable foreign currency comparisons and lower customer claim costs partially offset by lower net recoveries on advances to suppliers, compared with the same period in the prior fiscal year. For the quarter ended September 30, 2019, selling, general, and administrative costs were higher than those in the quarter ended September 30, 2018, on lower net recoveries on advances to suppliers and

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Universal Corporation

unfavorable currency comparisons, mainly in Brazil. Revenues for the Other Regions segment of $557.8 million for the six months and $355.8 million for the quarter ended September 30, 2019, were down $48.2 million and $42.3 million, respectively, compared to the same period last year, on lower volumes and sales prices.

NORTH AMERICA:
Operating income for the North America segment of $6.4 million for the six months and $5.5 million for the quarter ended September 30, 2019, was down by $10.9 million and $2.8 million, respectively, compared to the same periods for the prior fiscal year, mainly on significantly lower carryover crop sales volumes. In the first half of fiscal year 2019, carryover crop sales volumes were higher on shipments that had been delayed due to reduced transportation availability in the United States. In addition, in the first half and second quarter of fiscal year 2020, carryover crop sales volumes were down on fewer sales of U.S. burley tobaccos and current crop sales volumes were down in Mexico due to shipment timing and smaller crop sizes, compared to the same periods in fiscal year 2019. Selling, general, and administrative costs for the North America segment were relatively flat for both the six months and quarter ended September 30, 2019, compared to the same periods in the prior fiscal year. Revenues for this segment decreased, by $98.1 million to $85.3 million for the six months, and by $10.2 million to $57.6 million for the quarter ended September 30, 2019, compared to the same periods in the prior fiscal year, on the lower carryover crop sales volumes, partly offset in the quarter by a better product mix.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $18.0 million for the first half of fiscal year 2020 reflected an increase of $16.1 million, compared with operating income of $1.9 million for this segment in the same period last fiscal year. For the quarter ended September 30, 2019, the segment’s operating income of $7.5 million compared to an operating loss of $0.1 million for the same period for the prior fiscal year. In both periods, results for our dark tobacco operations were higher on improved performance from our wrapper tobacco operations in Indonesia on higher volumes and margins. Results for our oriental joint venture were up for the six months and quarter ended September 30, 2019, compared to the same periods in the prior fiscal year, on a more favorable sales mix and foreign currency comparisons. Selling, general, and administrative costs for the segment were down in both the first half and second fiscal quarter of fiscal year 2020 compared with those periods in the prior fiscal year, on favorable foreign currency comparisons, mainly in Indonesia. Revenues for the segment decreased by $0.2 million to $130.0 million for the first half, and by $11.2 million to $62.6 million for the second quarter of fiscal year 2020, largely as a result of product mix.

OTHER ITEMS:
Cost of goods sold in the six months and quarter ended September 30, 2019, decreased by 17% and 14% to $618.2 million and $379.9 million, respectively, both compared with the same periods in the prior fiscal year, consistent with the similar percentage decreases in revenues. Selling, general, and administrative costs for the first half of fiscal year 2020 decreased by $5.0 million to $104.0 million, mainly driven by positive foreign currency remeasurement and exchange variances, primarily in Indonesia and the Philippines, and lower customer claim costs partially offset by lower net recoveries on advances to suppliers, compared with the same period in the prior year. Selling, general, and administrative costs were up $7.7 million for the three months ended September 30, 2019, compared to the same period in the prior year, on higher legal and professional expenses and lower net recoveries on advances to suppliers.

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Universal Corporation

The Company’s consolidated effective tax rates for the six months and quarter ended September 30, 2019, were approximately 34% and 28%, respectively. For the six months ended September 30, 2019, the Company’s income tax expense included a $2.8 million net tax accrual ($0.11 per diluted share) for an unresolved tax matter at a foreign subsidiary. Without the accrual for the unresolved tax matter, income taxes for the six months ended September 30, 2019, would have been expense of approximately $13.0 million, or a consolidated effective tax rate of approximately 28%. For the six months and quarter ended September 30, 2018, the Company’s income tax expense included a $7.8 million ($0.30 per diluted share) and a $0.9 million ($0.03 per diluted share) benefit, respectively, from reversing a portion of a liability previously recorded on the cumulative retained earnings of a foreign subsidiary. Without the dividend withholding tax reversal, income taxes for the six months ended September 30, 2018, would have been an expense of approximately $17.8 million, or a consolidated effective tax rate of approximately 32%.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its food ingredient business; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2019 and the Form 10-Q for the most recently ended fiscal quarter. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 8:30 a.m. (Eastern Time) on November 12, 2019, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 12, 2020. A taped replay of the call will be available through November 26, 2019, by dialing (855) 859-2056. The confirmation number to access the replay is 6597583.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2019, were $2.2 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$475,921	$539,604	$772,836	$919,323
Costs and expenses
Cost of goods sold	379,892	440,144	618,157	747,642
Selling, general and administrative expenses	52,830	45,090	103,966	108,942
Operating income	43,199	54,370	50,713	62,739
Equity in pretax earnings of unconsolidated affiliates	2,310	(614)	2,350	(75)
Other non-operating income	633	196	1,260	386
Interest income	240	299	1,248	811
Interest expense	5,136	4,593	9,164	8,542
Income before income taxes and other items	41,246	49,658	46,407	55,319
Income taxes	11,499	15,365	15,765	9,966
Net income	29,747	34,293	30,642	45,353
Less: net income attributable to noncontrolling interests in subsidiaries	(1,670)	(2,847)	(493)	(728)
Net income attributable to Universal Corporation	28,077	31,446	30,149	44,625

Earnings per share:
Basic	$1.12	$1.25	$1.20	$1.78
Diluted	$1.11	$1.24	$1.19	$1.76

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2019	2018	2019
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$53,173	$67,876	$297,556
Accounts receivable, net	337,825	355,674	368,110
Advances to suppliers, net	75,828	53,823	106,850
Accounts receivable—unconsolidated affiliates	82,812	107,198	30,951
Inventories—at lower of cost or net realizable value:
Tobacco	918,592	935,406	629,606
Other	97,536	87,958	69,611
Prepaid income taxes	13,454	17,131	14,264
Other current assets	70,338	73,862	71,197
Total current assets	1,649,558	1,698,928	1,588,145

Property, plant and equipment
Land	22,696	23,020	22,952
Buildings	261,599	269,738	261,976
Machinery and equipment	609,320	642,915	608,191
	893,615	935,673	893,119
Less accumulated depreciation	(598,184)	(613,130)	(590,625)
	295,431	322,543	302,494
Other assets
Operating lease right-of-use assets	34,838	—	—
Goodwill and other intangibles	97,998	98,860	97,994
Investments in unconsolidated affiliates	79,072	83,962	80,482
Deferred income taxes	16,250	20,473	13,357
Other noncurrent assets	45,085	47,480	50,712
	273,243	250,775	242,545

Total assets	$2,218,232	$2,272,246	$2,133,184

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2019	2018	2019
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$155,352	$148,049	$54,023
Accounts payable and accrued expenses	158,731	162,972	145,506
Accounts payable—unconsolidated affiliates	56	4,862	106
Customer advances and deposits	6,513	45,098	21,675
Accrued compensation	22,046	22,610	31,372
Income taxes payable	1,155	6,668	1,066
Current portion of operating lease liabilities	8,591	—	—
Current portion of long-term debt	—	—	—
Total current liabilities	352,444	390,259	253,748

Long-term debt	368,633	369,262	368,503
Pensions and other postretirement benefits	54,113	56,347	59,257
Long-term operating lease liabilities	23,331	—	—
Other long-term liabilities	56,146	41,758	43,214
Deferred income taxes	24,982	36,202	28,584
Total liabilities	879,649	893,828	753,306

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,841,863 shares issued and outstanding at September 30, 2019 (24,968,799 at September 30, 2018 and 24,989,946 at March 31, 2019)	324,927	324,626	326,600
Retained earnings	1,088,608	1,084,763	1,106,178
Accumulated other comprehensive loss	(114,876)	(73,048)	(95,691)
Total Universal Corporation shareholders' equity	1,298,659	1,336,341	1,337,087
Noncontrolling interests in subsidiaries	39,924	42,077	42,791
Total shareholders' equity	1,338,583	1,378,418	1,379,878

Total liabilities and shareholders' equity	$2,218,232	$2,272,246	$2,133,184

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2019	2018
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,642	$45,353
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	18,231	18,440
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	(1,885)	(5,408)
Foreign currency remeasurement (gain) loss, net	1,767	3,952
Restructuring payments	(298)	(27)
Other, net	(301)	(2,459)
Changes in operating assets and liabilities, net	(327,975)	(272,847)
Net cash used by operating activities	(279,819)	(212,996)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(13,308)	(20,043)
Proceeds from sale of property, plant and equipment	1,254	858
Other	—	2,000
Net cash used by investing activities	(12,054)	(17,185)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	104,003	102,489
Dividends paid to noncontrolling interests	(3,359)	(1,260)
Repurchase of common stock	(12,338)	(1,443)
Dividends paid on common stock	(37,721)	(32,430)
Other	(2,883)	(2,657)
Net cash provided by financing activities	47,702	64,699

Effect of exchange rate changes on cash	(212)	(770)
Net decrease in cash and cash equivalents	(244,383)	(166,252)
Cash and cash equivalents at beginning of year	297,556	234,128

Cash and cash equivalents at end of period	$53,173	$67,876
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2019	2018	2019	2018

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$28,077	$31,446	$30,149	$44,625

Denominator for basic earnings per share
Weighted average shares outstanding	25,086,580	25,152,864	25,122,283	25,108,724

Basic earnings per share	$1.12	$1.25	$1.20	$1.78

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	28,077	31,446	30,149	44,625

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,086,580	25,152,864	25,122,283	25,108,724
Effect of dilutive securities
Employee share-based awards	110,745	184,856	118,317	202,568
Denominator for diluted earnings per share	25,197,325	25,337,720	25,240,600	25,311,292

Diluted earnings per share	$1.11	$1.24	$1.19	$1.76

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2019	2018	2019	2018

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$57,612	$67,782	$85,271	$183,338
Other Regions (1)	355,757	398,087	557,822	606,019
Subtotal	413,369	465,869	643,093	789,357
Other Tobacco Operations (2)	62,552	73,735	129,743	129,966
Consolidated sales and other operating revenue	$475,921	$539,604	$772,836	$919,323

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$5,472	$8,296	$6,362	$17,248
Other Regions (1)	32,525	45,562	28,710	43,545
Subtotal	37,997	53,858	35,072	60,793
Other Tobacco Operations (2)	7,512	(102)	17,991	1,871
Segment operating income	45,509	53,756	53,063	62,664
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(2,310)	614	(2,350)	75
Consolidated operating income	$43,199	$54,370	$50,713	$62,739

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliates.

(3)
Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

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